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                           LEE ENTERPRISES, INCORPORATED
                           AND WHOLLY-OWNED SUBSIDIARIES

                  EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                                    Year Ended September 30,
                                                  1994        1993        1992
                                                     Amounts In Thousands,
                                                     Except Per Share Data

Number of shares of common stock outstanding
  at beginning of the period                      23,127      23,128      23,070
Weighted average number of shares of common
  stock issued (reacquired) during the period        (28)         40          36
Weighted average number of common stock
  equivalents                                        326         292         235
Weighted average number of shares of common
  stock outstanding during each period            23,425      23,460      23,341

Net income                                      $ 50,854    $ 41,236    $ 38,492

Earnings per share of common stock              $   2.17    $   1.76    $   1.65